Exhibit 99.1

For Immediate Release

Contacts:

Joyce Lonergan	Martin Forrest	John Gallagher
Vice President	Senior Director	Media Relations Manager
Corp. Development &	Corp. Communications	Corp. Communications
Corp. Communications	& Investor Relations	& Investor Relations
510.923.3030	510.923.5705	510.923.6905 (media)

CHIRON NAMES HOWARD PIEN CHIEF EXECUTIVE OFFICER

—New CEO brings depth of global management experience to new position—

—Seán Lance to continue as Chairman—

EMERYVILLE, Calif., March 20, 2003— Chiron Corporation (Nasdaq: CHIR) announced today the appointment of Howard Pien as chief executive officer, and president. Mr. Pien will also join Chiron’s board of directors. Mr. Pien, 45, will succeed Seán Lance, who has served as chief executive officer and president of Chiron since 1998. In his role as chief executive officer, Mr. Pien will be responsible for the company’s three business units. Mr. Lance will continue to serve as chairman of Chiron’s board of directors.

“I am excited to assume the leadership of Chiron, a company that has touched more lives than any other biotech firm,” said Mr. Pien. “I intend to apply my operational experience at a large international pharmaceutical company to help Chiron continue to expand its global reach, and I look forward to expanding the company’s history of excellence.”

“Howard’s strong management skills and global experience make him an excellent choice to take the reins of leadership at Chiron,” said Mr. Lance. “His decision to join the company is also an important step in the company’s executive succession planning. I look forward to working with Howard as he assumes the operational and strategic leadership of Chiron.”

Mr. Pien assumed the role of President, Pharmaceuticals International for GlaxoSmithKline (GSK) in January of 2001. He is a member of GSK’s Corporate Executive Team. Previously, he had held the position of President, Pharmaceuticals, SmithKline Beecham, since May of 1998, where he had responsibility for the commercial operations of the company’s worldwide Pharmaceuticals business.

Mr. Pien held key positions in SmithKline Beecham’s Pharmaceuticals business in the United States, the United Kingdom, and North Asia. He joined the company in 1991 as Vice President and Director of New Product Development-US and, the following year, he was appointed Vice President and Director, Product Marketing-U.S., heading the arthritis, cardiovascular and vaccine groups. In 1993, he became Vice President and Director, Marketing-U.S. Mr. Pien moved to the United Kingdom in 1995 to assume the position of Managing Director and Senior Vice President, Pharmaceuticals-U.K. He was named Senior Vice President and Director, Pharmaceuticals-North Asia in 1997. Later that year, he became President, Pharmaceuticals-North America.

Prior to joining the SmithKline Beecham, Mr. Pien worked six years for Abbott Laboratories and five years for Merck with assignments in sales, market research, licensing and product management. Mr. Pien holds a B.S. degree from Massachusetts Institute of Technology and an M.B.A. from Carnegie-Mellon University.

About Chiron

Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people’s lives.  The company has a strategic focus on cancer and infectious disease.  Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines.  The company commercializes its products through three business units:  biopharmaceuticals, vaccines and blood testing.  For more information about Chiron, visit the company’s website at www.chiron.com.

This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product marketing, acquisitions and in- and out-licensing activities, that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.  In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products.  There can be no assurance that Chiron’s out-licensing activity will generate significant revenue, nor that its in- licensing activities will fully protect it from claims of infringement by third parties.  In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including shareholder and regulatory approvals and the integration of operations.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.